Exhibit 10.10

License Agreement
Mall Name:	Clackamas Town Center			Approval Date:	10/10/2014
Agent:	Kirstan Rogers	Date Prepared:	10/10/2014	Report Sales:	Yes
Deal Type:	Inline (no storage or demo)	JDE Lease ID:		Agreement Type:	New
Amendment Type:		Deal ID:		Project Number:	S0075543
				Space #:	B103 - 1065 s.f.

LICENSE AGREEMENT (Revised 5/12)

This License Agreement ("License") provides the terms and conditions between Licensor and Licensee for conducting business at the Shopping Center indicated below. Nothing contained in this License shall be considered as in any way constituting a partnership between Licensor and Licensee. Licensee agrees that it does not and shall not claim at any time any leasehold interest, nor a license coupled with an interest, nor any other interest or estate of any kind or extent whatsoever in any part of the Shopping Center.

SHOPPING CENTER INFORMATION

Clackamas Town Center	Phone:	503-653-6613
12000 S.E. 82ND AVE, SUITE 1093, GENERAL GROWTH MGMT OFFICE HAPPY VALLEY, Oregon, 97086-7736	Fax:	503-653-7251

LICENSOR NAME AND NOTICE AND PAYMENT ADDRESS

CLACKAMAS MALL L.L.C.	Phone:	503-653-6613
12000 S.E. 82ND AVE, SUITE 1093, GENERAL GROWTH MGMT OFFICE	Fax:	503-653-7251
HAPPY VALLEY, Oregon, 97086-7736

LICENSEE/LEGAL ENTITY AND NOTICE ADDRESS
Trade Name:	Eastside Distilling
Primary Contact:	Justina Thoreson	Phone 2:	(702) 287-2114
Phone 1:	(971) 888-4264	Fax:
		Email:	justina@eastsidedistilling.com
Licensee Legal Entity:	Eastside Distilling	Phone:	(971) 888-4264
FEIN/SSN:	80-0147488	Fax:
Licensee Notice:	1512 SE 7th Avenue, Portland, Oregon,	Email:	lenny@eastsidedistilling.com
97214

BILLING ADDRESS

Eastside Distilling

1805 SE MLK

Portland, Oregon, 97214

The undersigned hereby grants Licensor permission to confirm that the Federal Employer Identification Number (FEIN) provided is (1) a valid FEIN assigned to the entity offering it; and 2) matches the address provided by the entity offering the FEIN.

GUARANTOR NAME AND NOTICE ADDRESS - See Attached Guaranty

Individual Guarantor(s)

Guarantor:	Lenny Gotter	Phone:	(971) 888-4264
Contact:	1512 SE 7th Avenue Portland, Oregon, 97214	Fax:
SSN:	***-**-5825	Email	lenny@eastsidedistilling.com

Licensee shall cause the guaranty attached to be signed.

PAYMENT ADDRESS

Any fees for payments made by Licensee shall be made payable to above Licensor.

In consideration of the mutual promises and obligations contained in this License, the parties agree:

PROJECT ID:S0075543

1.

Licensor grants to Licensee a non-exclusive License, which is non-transferable by Licensee, freely transferable by Licensor, and revocable at will and without cause by only Licensor, for the sole purpose of conducting the following business activities:

for the retail display and sale of Eastside Distilling craft distilled spirits and liqueurs, branded merchandise and souvenirs

("The Use") and for no other activity or purpose whatsoever in a location (the "Assigned Location") shown on Exhibit "A" attached to and made part of this License. No additional items or services may be added to this Use clause or sold by Licensee without the prior written approval of Licensor.

2.

Licensee shall be permitted to conduct the Use in the Assigned Location starting upon the earlier of (a) the date Licensee opens for business to the public or (b) 10/31/2014 (the "Commencement Date") and ending 12/31/2016 (the "Expiration Date"), unless this License is revoked earlier by Licensor. Licensor may revoke this License at will and without cause, effective upon personal delivery of five (5) days prior written notice of revocation to Licensee or Licensee's employees or agents at the Assigned Location or by US Mail sent Certified, return receipt requested, to Licensee's Notice Address above; or pursuant to the notice and cure periods set forth in Paragraph 13 with regard to any revocation for cause. The License shall absolutely end on the giving of such notice. Any changes by Licensee and/or Guarantor to either the notice address or contact information set forth above must be given to the Shopping Center Management Office within five (5) days of the actual change. In the event Licensor is not given notice as set forth above, Licensee agrees to pay to Licensor an additional license fee of $200 to defray Licensor's costs and expenses associated with not being notified of such change(s).

Notwithstanding anything in this License Agreement to the contrary, Licensor may relocate the Assigned Location upon five (5) days prior written notice to Licensee (except in the case of emergency, when such relocation may occur without notice) for any reason, and upon two (2) days prior written notice in the event of construction or renovations at the Shopping Center.

3.	Licensee shall not change the Trade Name, and Licensee represents that it has the right to use the Trade Name.

4.	Licensee shall pay Licensor for this License, without notice or demand, at the payment address shown above, or such other location as Licensor may specify, by certified check, or money order or other manner as may be approved in advance, in writing, by Licensor. No personal or business checks, or cash, shall be allowed.

SPACE COMMENTS

Licensee Fees

I. $111,640.00 (Total License Fee)

$200.00 per month payments due on the 1st of each month from 10/31/14 and ending 10/31/14

$4,700.00 per month payments due on the 1st of each month from 11/01/14 and ending 12/31/14

$4,200.00 per month payments due on the 1st of each month from 01/01/15 and ending 12/31/15

$4,320.00 per month payments due on the 1st of each month from 01/01/16 and ending 12/31/16

Breakpoint / Percentage Rent

II. The breakpoint percentage of all gross sales and revenues in excess of the breakpoint dollar amount ("Percentage License Fee") is payable on the date outlined below. For the purpose of this License Agreement, "gross sales and revenues" means all sales prices of goods and merchandise sold, licensed or charged and the full charges for all services and all other receipts by Licensee within the Shopping Center.

Starting 10/31/14 and ending 10/31/14, 15.00% of all gross sales and revenues in excess of $500.00 per month (percentage license fee payable by the 5th day of each month.

Starting 11/01/14 and ending 12/31/14, 15.00% of all gross sales and revenues in excess of $20,000.00 per month (percentage license fee payable by the 5th day of each month.

Starting 01/01/15 and ending 12/31/15, 15.00% of all gross sales and revenues in excess of $20,000.00 per month (percentage license fee payable by the 5th day of each month.

Starting 01/01/16 and ending 12/31/16, 15.00% of all gross sales and revenues in excess of $20,600.00 per month (percentage license fee payable by the 5th day of each month.

PROJECT ID:S0075543

Total Fees

III. $111,640.00 (Total Fee)

$200.00 per month payments due on the 1st of each month from 10/31/14 and ending 10/31/14.

$4,700.00 per month payments due on the 1st of each month from 11/01/14 and ending 12/31/14.

$4,200.00 per month payments due on the 1st of each month from 01/01/15 and ending 12/31/15.

$4,320.00 per month payments due on the 1st of each month from 01/01/16 and ending 12/31/16.

Payment Comments

The following fees have been added to the payment schedule:

The following fees have been added as monthly payments:

Utilities of $200 per month.

(The License Fee and Sales Tax are collectively referred to herein as "Fees"). Licensee shall follow the visual merchandising directives given to it by Licensor and change the visual merchandising from time to time upon and in accordance with Licensor's request.

5.	Concurrent with Licensee's execution of this License, Licensee shall deliver a Security Deposit of $4,000.00 to Licensor's Managing Agent or to the location specified on page 1. The Security Deposit shall be held by Licensor pending the full completion of this License and Licensee's full performance under this License. Licensee acknowledges that if Licensee fails to fulfill any of its obligations under this License, Licensor may use the Security Deposit to satisfy any or all of the fees due and to remunerate others for returns of merchandise or to rectify complaints made by customers of Licensee. The Security Deposit, or balance thereof, shall be returned to Licensee 90 days (30 days for California) after the later of (i) expiration or termination of this License, or (ii) the date Licensee vacates the Assigned Location. Licensor's obligation to return the Security Deposit, or balance thereof, shall be met by delivering payment to Licensee's Notice Address. In the event Licensee enters into a renewal License, Licensee agrees that Licensor may retain this Security Deposit for use with the new License. Any refund of the Security Deposit may be made by a check from Licensor, and not necessarily via a credit to Licensee's credit card.

6.	If Licensee shall fail to make any payment to Licensor when due, Licensee shall pay Licensor a late charge of $100.00 per day, as liquidated damages, in addition to and not in lieu of Licensor's other remedies, for as long as the failure continues. In addition, Licensee shall pay Licensor interest on any overdue amount equal to 4 percentage points above the Prime Rate (as defined below), not to exceed the maximum interest rate allowed by law in the state the Shopping Center is located, from the date the amount is due until it is paid. The Prime Rate shall mean the prime rate as published in the Wall Street Journal or any successor publication.

7.	Licensee shall deliver to Licensor monthly no later than the fifth (5th) day of the following month, and at the end of the term, a monthly written statement of all gross sales and revenues with sales verification, signed by Licensee. Licensee shall deliver the monthly report to Licensor by 12:00 p.m. on the fifth (5th) day of the succeeding month following the start of business and on the fifth (5th) day of each succeeding month thereafter. If the term of this License is less than one month, Licensee shall deliver to Licensor a written statement of all gross sales and revenues with sales verification signed by Licensee on the last day on which Licensee conducts the Business in the Assigned Location. If Licensee does not deliver the report on time, Licensee shall pay Licensor immediately upon request $50.00 as liquidated damages, in addition to and not in lieu of Licensor’s other remedies.

8.	Licensee shall prepare in accordance with generally accepted accounting practice and keep at Licensee's Notice Address accurate books of account and records of its gross sales and revenues. Licensee's books and records shall be subject to examination and audit, at will and with 20 days prior notice, by Licensor. If there is a deficiency in the Percentage License Fee payable to Licensor, Licensee shall immediately pay Licensor the additional Percentage License Fee owed Licensor and also pay the cost of the examination or audit.

9.	Licensor shall not be liable to Licensee for damages or otherwise for any delay or cessation in the start of the Business. Licensee acknowledges that no exclusive rights or use has been granted or given to it by Licensor or Licensor's agent or employee.

10.	Unless dictated otherwise by state law, Licensee shall carry workers compensation insurance in the statutory amount, and employer's liability insurance in the amount of $1,000,000 per accident and $1,000,000 per disease for each employee, with a $1,000,000 policy limit for disease. Licensee shall also carry commercial general liability insurance, or a combination of commercial general liability insurance and umbrella liability insurance, which shall not exclude contractual liability coverage, and shall have minimum limits of $2,000,000 per occurrence for bodily injuries to or death of any number of persons as a result of any occurrence, and $2,000,000 per occurrence for property damage. Licensee's workers compensation insurance, commercial general liability insurance, and umbrella liability insurance shall contain waivers of any and all rights of subrogation against Licensor, General Growth Properties, Inc., GGP Limited Partnership and such other entities provided by Licensor. Licensee's commercial general liability insurance and umbrella liability insurance shall name Licensor, General Growth Properties, Inc., GGP Limited Partnership and such other entities provided by Licensor as additional insureds; and shall state that this additional insured coverage is primary, and not additional to or contributing with, any other insurance carried by, or for the benefit of Licensor, General Growth Properties, Inc., GGP Limited Partnership and such other entities provided by Licensor. Licensee shall deposit certificates of insurance evidencing the required insurance coverages with Licensor prior to the earlier of the commencement of any service under this agreement being provided by Licensee anywhere in or around the Shopping Center, or the Commencement Date. All such insurance carriers providing the required insurance coverages shall be rated A-VII or better by Best’s, and shall be authorized to do business in the state in which the Shopping Center is located.

PROJECT ID:S0075543

11.	Starting on the date Licensee first commences the Business under this License and except as otherwise provided in Section 12, Licensee shall indemnify and hold Licensor, its managers, employees, agents, contractors, parents, subsidiaries and affiliates harmless from and against any and all claims, actions, liens, demands, expenses and judgments for loss, damage or injury to property or persons resulting or occurring by reason of the Licensee's construction activities under this License, or in any way connected with, the operation of the Business, or otherwise arising from this License or Licensee’s activities hereunder, including all costs, expenses and attorney's fees. Licensee shall also indemnify Licensor for all costs, expenses and attorney's fees incurred by Licensor to enforce this indemnity.

12.	Licensor shall not be responsible or liable for, and Licensee hereby expressly waives, any and all claims against Licensor for injury to persons or damage to Licensee's property, regardless of the cause. Licensee's property located anywhere in the Shopping Center shall be there at Licensee's sole risk. Licensor, its agents, independent contractors and employees shall not be liable for, and Licensee waives, all claims for loss or damage to Licensee's Business or damage to persons or property sustained by Licensee or any person claiming by, through or under Licensee resulting from any accident or occurrence anywhere in, on or about the Shopping Center, including, without limitation, claims for loss, theft or damage resulting from: (i) equipment or appurtenances becoming out of repair; (ii) injury done or occasioned by wind or weather; (iii) any defect in or failure to operate, for whatever reason, any sprinkler, heating or air-conditioning equipment, electric wiring or the installation thereof, gas, water or steam pipes, stairs, porches, railings or walks; (iv) broken glass; (v) the backing up of any sewer pipe or downspout; (vi) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or other pipe; (vii) the escape of steam or water; (viii) water, snow or ice being upon or coming through the roof, skylight, trap door, stairs, doorways, windows, walks or any other place upon or near the Shopping Center; (ix) the falling of any fixture, plaster, tile, stucco or other material; (x) any act, omission or negligence of other licensees or any other persons or occupants of the Shopping Center or of adjoining or contiguous buildings, or owners of adjacent or contiguous property or the public, or the construction of any private, public or quasi-public work; or (xi) any other cause of any nature. To the maximum extent permitted by law, Licensee agrees to operate its Business within the Shopping Center and use any area, part or portion of the Shopping Center to the extent permitted by this License, at Licensee's own risk.

13.	If Licensee (a) fails to perform any of the terms, conditions or covenants of this License after five (5) days prior written notice in the event of monetary failure, and ten (10) days after prior written notice in the event of non-monetary failure; (b) becomes bankrupt or insolvent or files any debtor proceedings, or takes or has taken in any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Licensee's property, or makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement; (c) ceases or fails to operate its Business in the Assigned Location either temporarily or permanently after five (5) days prior written notice, or (d) fails to perform any of the terms, conditions or covenants of any other license agreement in any other shopping center owned (in whole or part) or managed by Licensor or any partner of Licensor, including any parent, subsidiary, affiliate or successor in interest thereof after five (5) days prior written notice; Licensor, besides having the right to immediately revoke this License without serving additional notice to Licensee, shall, subject to applicable state law, have the immediate right to remove Licensee and any persons claiming rights under Licensee and their property from the Shopping Center, lock and bar Licensee and all persons claiming rights under Licensee from doing Business in the Shopping Center, and all other remedies available to Licensor at law and in equity, including but not limited to the recovery of all fees and other sums payable to Licensor under this License. All rights and remedies of Licensor herein or at law are cumulative. Licensee expressly waives any right or defense it may have to claim a merger, and neither the commencement of an action or proceeding nor the settlement of, or entering of judgment for any action or proceeding shall bar Licensor from bringing subsequent actions or proceedings, based upon other or subsequently accruing claims, or based upon claims or events which have previously accrued and not been resolved in any prior action, proceeding or settlement. The parties waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other, regardless of whether such action, proceeding or counterclaim is related to a default under this License Agreement.

14.	Licensee shall not sell, assign, mortgage, pledge, sublicense, grant concessions or transfer this License or any interest therein, without Licensor's prior written approval, which may be withheld at Licensor's sole and absolute discretion.

15.	Licensor shall have no personal liability with respect to this License. If a breach by Licensor occurs, Licensee shall look solely to the equity of Licensor in the Shopping Center for the satisfaction of Licensee's remedies.

16.	Licensor is or may be a party to certain documents, as amended from time to time, with a mortgagee or beneficiary of Licensor, department stores, mall tenants and others. This License is subject and subordinate to all the provisions in those documents, as they may be amended from time to time.

17.	This License contains all the covenants, promises, agreements, conditions and understandings between Licensor and Licensee. There are no other agreements, either oral or written, between them other than those set forth in this License.

18.	If either Licensor or Licensee shall institute any action or proceeding against the other relating to the provisions of this License, then the unsuccessful party in the action or proceeding shall reimburse the successful party for all reasonable expenses and attorneys' fees and disbursements incurred by the successful party.

19.	This License shall be governed by, construed, and enforced in accordance with the laws of the state in which the Shopping Center is located. Licensee shall comply with all laws, ordinances, codes, orders and regulations affecting the construction (if any), use, occupancy, alteration, cleanliness, safety and operation of the Assigned Location, which are in force now or later.

20.

Licensee's rights under this License shall be at all times subject to the rights of the Licensor in and to the Shopping Center. Said rights of Licensor include, without limitation the right of Licensor to relocate the Assigned Location upon five (5) days prior written notice to Licensee (except in the case of emergency, when such relocation may occur without notice) for any reason, and upon two (2) days prior written notice in the event of construction or renovations at the Shopping Center.

PROJECT ID:S0075543

21.	Licensee takes the Assigned Location in "as-is" condition, pursuant to Section 27 below. All costs and expenses (including permits or licenses) attributable to any construction by Licensee shall be borne by Licensee. Licensee shall not commence any construction in the Shopping Center prior to the execution of this License or without first obtaining Licensor's approval of the location and design. Design criteria for construction under this License are:

a.	If the Assigned Location is a kiosk, the kiosk structure shall be limited to counter units with no overhead obstructions that inhibit the visibility of any mall tenant or business activity in the Shopping Center. Counter units shall not exceed 5'-0" in height.

b.	If the Assigned Location is a kiosk, the kiosk structure, if located in an open floor area, shall not be anchored into the floor or other part of the Shopping Center structure. Common area width of 10'-0" minimum shall be maintained on all sides of the kiosk, subject to traffic flow.

c.	If the Assigned Location is a kiosk, water service, special HVAC Systems and Fire Sprinkler Protection are not available. HVAC and fire protection systems shall be that which is provided to common areas in the Shopping Center.

d.	Design criteria for signing, construction, finish materials, special equipment and, if the Assigned Location is a kiosk, kiosk size shall be valuated specifically for each Licensee. Licensee shall submit plans and specifications for Licensor's review and approval prior to commencement of construction. Pictures of existing units should be provided.

e.	Licensee shall prepare its plans and perform all work to comply with governing statutes, ordinances, regulations, codes and insurance rating boards and apply for and obtain all necessary permits. Licensor’s approval of Licensee's plans shall not relieve Licensee of its obligation to complete all work in accordance with the License, nor does Licensor's approval relieve Licensee from complying with laws, rules, regulations and requirements of local governing authorities, nor can Licensor's approval be relied upon by Licensee as verification of the sufficiency of the plans and specifications for any purpose or for compliance with any legal requirement. Certificates of occupancy and waivers of lien from Licensee's contractors, subcontractors and material men shall be filed with Licensor upon completion of work.

f.	If the Assigned Location is a kiosk, set up and tear down of kiosks must take place when the Shopping Center is not open for business, unless Licensor has agreed with Licensee otherwise in writing.

g.	All alterations, additions and improvements to the Assigned Location shall become upon completion the property of Licensor.

h.	If the Assigned Location is a Licensor owned Kiosk, Licensee fully acknowledges Kiosk and associated visual merchandising fixtures provided by Licensor are owned by Licensor and are provided to Licensee on loan and were in good working condition when received by Licensee. Licensee fully acknowledges responsibility for any damages that may occur to the Kiosk and the visual merchandising fixtures. Further, Licensee is responsible for any and all costs associated with missing fixtures and/or damages to the Kiosk and visual merchandising fixtures. Any costs incurred by Licensor to repair the Kiosk or the visual merchandising fixtures after Licensee returns them to Licensor will be billed to Licensee or deducted from Licensee's security deposit.

22.

If there are any licenses, authorizations or permits required by any governmental agency or authority for the activity permitted under this License, Licensee shall be responsible for obtaining them. Licensee shall not conduct any unlawful activities in or upon any part of the Shopping Center or any part thereof. The sale or marketing of any unlawful goods or services is also prohibited, including the sale or marketing of counterfeit goods or goods or services that otherwise infringe or confuse another party’s trademarks, trade dress or other intellectual property rights.

23.	This Section 23 shall only apply if the Assigned Location is an in-line location. Licensor has caused or shall cause the necessary mains, conduits and other facilities to be provided to make available [as applicable, water, sewer and electricity] to the Assigned Location. Licensor has likewise caused or shall cause to be made available a heating and air conditioning system. Licensee agrees to use and pay for the use of such system in the manner prescribed by Licensor. Licensee agrees to use and pay for all utilities used in the Assigned Location from and after the Commencement Date. If a separate meter is provided for utilities, it shall be at Licensee's expense. Licensor shall not be liable to Licensee in damages or otherwise, if the utilities or heating and air conditioning services are interrupted or terminated for any cause. If Licensor does not or elects to discontinue furnishing any utilities or services, as the case may be, to the Assigned Location for any reason, Licensee shall obtain its own utilities or services, as the case may be, to the Assigned Location. If Licensee shall require natural gas for its normal operation, the natural gas utility service shall be available from the local gas company through the mains located in designated areas. All gas work beyond those points shall be arranged for by Licensee with the gas company, and such work shall be approved by Licensor and performed by Licensee at its expense. The parties understand that local gas supplies may be limited, and availability of sufficient gas to service the Assigned Location shall be Licensee's sole responsibility. In all other respects, Licensee takes the Assigned Location in "as-is" condition pursuant to Section 27 herein.

PROJECT ID:S0075543

24.	Licensee shall observe all Operating Rules which Licensor may promulgate from time to time, including but not limited to the following:

Licensee shall conduct the Business in a careful, safe and proper manner and shall keep the Assigned Location and the area around the Assigned Location in a clean and safe condition in accordance with this License, local ordinances and the directions of the Manager of the Shopping Center and public safety officers. All signage located in, upon, and about the Assigned Location must be approved by Licensor prior to installation or placement. All signs, placards, banners, pennants and other advertising matter shall be prepared in a professional manner. Licensee shall display a sign depicting its approved Trade Name. Licensor's approval shall not be required for Licensee's professionally prepared, national, regional, or area-wide merchandising signage so long as the amount of signage and the placement of signage is not, in Licensor's reasonable opinion, excess in quantity or inappropriate in placement. Licensor's approval will be required for storefront and/or Trade Name signage. Licensee shall not display merchandise on or outside the boundaries of the Assigned Location. If the Assigned Location is a kiosk, cart or RMU, all merchandise must be displayed only on the kiosk, cart or RMU and not on the floor or adjacent to the kiosk, cart or RMU. Licensor reserves the right to require Licensee to re-design its merchandise area upon twenty four hour (24) advance notice at Licensee's sole cost and expense in the event the Assigned Location is a cart or RMU, and upon five (5) days advance notice at Licensee's sole cost and expense if the Assigned Location is an in-line space. Neither Licensor nor managing agent shall be responsible for loss of, damage to, and/or theft of Licensee's property. If Licensee shall fail to operate its business during the days and hours set forth herein, in addition to any other remedy available to Licensor under this License Agreement or by law, Licensee shall pay to Licensor as limited damages for such breach a sum equal to $50 for each hour or portion thereof during which Licensee shall fail to operate. If the Licensee shall fail to operate its business during the required hours then Licensor reserves the right, after providing the applicable notice and cure period pursuant to Section 13, to remove Licensee and Licensee's property from the licensed area and store said property. Licensor shall not be responsible for loss or damage to, and/or theft of Licensee's property during or subsequent to such removal from licensed area. The outside areas around and immediately adjoining the Assigned Location shall be kept clear at all times by Licensee, and Licensee shall not place or permit any obstructions, garbage, refuse, merchandise or displays in such areas. All loading and unloading of goods shall be done only at such times, in the areas and through the entrances designated for that purpose by Licensor. All garbage and refuse shall be kept in the kind of container specified by Licensor, and shall be placed and prepared for collection in the manner and at the times and places specified by Licensor. No loudspeakers, televisions, phonographs, radios, flashing lights or other devices shall be used unless specifically approved by Licensor, which approval may be withdrawn in the sole and absolute discretion of Licensor upon personal delivery of written notice to Licensee or Licensee's employees or agents at the Assigned Location. There shall be no auction, fire, bankruptcy or selling-out sale by Licensee. Licensee shall not carry on any trade or occupation or operate any instrument or equipment which emits any odor or causes any noise discernible to mall tenants, invitees of the Shopping Center or other Licensees. Licensee shall not distribute any handbills or other advertising matter in the Shopping Center or on automobiles parked in the parking areas of the Shopping Center. Licensee and Licensee's employees shall not park their cars in those portions of the parking area designated for customer parking by Licensor. If Licensee or Licensee’s employees park in portions of the parking area designated for customer parking, Licensor may, in addition to its other remedies, have the car removed at Licensee's expense. Licensee and Licensee’s employees and agents shall maintain a neat and appropriate appearance and dress whenever conducting Business in the Shopping Center. Licensee and Licensee's employees and agents shall not wear jeans, t-shirts or flip-flops while conducting Business in the Shopping Center.

25.

This License Agreement shall expire without further notice at the expiration of its specified term. Any holding over by Licensee after expiration of the Term hereof shall not constitute a renewal or extension of the License Agreement or give Licensee any rights in or to the Assigned Location except as expressly provided in this License Agreement. Any holding over after such expiration with the express written consent of Licensor shall be construed to be a license from day to day on the same terms and conditions herein specified insofar as applicable except that Minimum License Fee shall be increased to an amount equal to the Minimum License Fee payable during each day of the last full calendar month of the term hereof. Any holding over without the Licensor's written consent (including any such holdover where the Licensee claims that the Licensor has given oral consent, has consented by conduct, has waived its right to withhold consent, or is estopped from withholding consent) shall constitute only a license at sufferance, terminable by Licensor immediately on delivery of written notice, and during such unconsented holdover, Licensee shall be obligated to pay Licensor daily damages equal to one fifteenth (1/15th) of the Minimum License Fee payable during the last full calendar month of the Lease Term. Licensee shall at the expiration or revocation of this License remove its goods and effects, repair damage caused by such removal and peaceably yield up the Assigned Location clean and in good order, repair and condition, and Licensee shall be responsible for repairing any damage caused during Licensee's occupancy of the Assigned Location. Personal property of Licensee not removed within 48 hours shall become property of Licensor, at Licensor's option.

26.

Licensee shall not harm the Shopping Center or any part thereof, commit waste, create nuisance, make any use of the Shopping Center which is offensive in Licensor's sole opinion, nor do any act which would, in Licensor's sole opinion, tend to injure the reputation of the Shopping Center. Licensee shall not make alterations or additions, nor permit the making of holes in the Shopping Center’s walls, partitions, ceilings or floors, nor permit the painting or placing of exterior signs, placards or other advertising media, banners, pennants, awnings, aerials, antennas, or the like in or about the Shopping Center, without the prior written consent of Licensor. Licensee shall comply with all laws, ordinances, orders and regulations affecting the Business and this License.

27.

Licensee has inspected the Assigned Location, and accepts it "as is" with no representation or warranty by Licensor regarding the condition of the Assigned Location or its suitability for Licensee's Business. Licensor has no obligation to repair any part of the Assigned Location unless the obligation is set forth in this License.

28.

Licensee shall operate the Business and remain open to the public at all times designated by Licensor. Licensee shall operate the Business in a first class manner and shall operate the Business continuously and uninterruptedly while this License is in effect.

29.	Licensee shall not cause any hazardous material to be brought upon, stored, kept, used or discharged on or about any part of the Shopping Center.

30.	Licensor may enter and/or inspect the Assigned Location at any time.

31.	Licensee shall maintain, at its sole cost and expense, the Assigned Location in good condition and make all necessary replacements and repairs to the Assigned Location. In addition to all other remedies of Licensor, if Licensee does not complete its obligations to repair and maintain the Assigned Location or Licensor, in the exercise of its sole discretion, determines that repair or replacement of any portion of the Assigned Location or the Shopping Center is necessary by reason of any act, omission or negligence of Licensee, its agents, employees, guests or customers, then in any such event, Licensor may make, but shall not be obligated to make, such repairs without liability to Licensee for any loss or damage that may accrue to Licensee, its merchandise, fixtures, or other property or to Licensee's business by reason of such repair. Upon completion of any such repair, Licensee shall pay upon demand, as an additional License Fee, Licensor's costs for making the repairs together with Licensor's administrative costs related thereto, which amount shall equal 1.5 times the total cost of the repair.

32.	Licensee agrees not to suffer any mechanic's lien to be filed against the Shopping Center by reason of any work, labor, services, or materials performed at or furnished to the Assigned Location, to Licensee, or to anyone claiming rights through or under Licensee. Nothing in this License shall be construed as a consent on the part of Licensor or subject Licensor's estate in the Shopping Center to any lien of liability under the lien laws of the state in which the Shopping Center is located.

33.	The failure of Licensor to insist upon strict performance by Licensee of any of the conditions, provisions, rules and regulations, and agreements in this License, or to exercise any option, shall not be deemed a waiver of any of Licensor's rights or remedies, and shall not be deemed a waiver.

PROJECT ID:S0075543

34.	Licensee represents and warrants that it shall keep the provisions of this License confidential and shall not disclose the provisions to a third party. Licensee acknowledges that any breach of this Paragraph by Licensee shall cause Licensor irreparable harm and shall be a default of this License without notice or opportunity to cure, and Licensor shall have the right to pursue any and all remedies available to Licensor under this License, in equity or at law. The terms and provisions contained in this Paragraph shall survive the termination of this License.

35.	Licensor shall cause or has caused the necessary facilities to make available a standard phone and telecommunications system to the Assigned Location. Licensee agrees to only use and pay for such phone and telecommunications system provided by Licensor at the Assigned Location.

36.	Licensee agrees that any high speed communications equipment used to demonstrate Licensee's goods and services ("Connectivity Equipment") shall only be utilized by Licensee's internal operations within the Assigned Location, that Licensee shall not permit any other party to utilize the Connectivity Equipment nor shall Licensee lease the Connectivity Equipment to any third party or otherwise receive a fee from any third party in connection with the Connectivity Equipment. Except solely for Licensee's own internal operations use within the Assigned Location, no radio or television aerials or other receivers and/or equipment, infrared transmitters/receivers, cabling, telecommunications systems, (including but not limited to switching, relay, hub or booster systems) other than the Connectivity Equipment shall be erected or placed within the Assigned Location or on the roof or walls (interior or exterior) of the Assigned Location or the Shopping Center without the written consent of Licensor, which may be withheld in Licensor's sole discretion. If Licensor’s consent is not received, anything erected or placed on the roof or elsewhere within the Shopping Center may be removed, without notice, and any damage to the walls or roof or elsewhere within the Shopping Center shall be the responsibility of Licensee.

37.	Licensee agrees to allow Licensor to email to Licensee, at the email address noted above, any services, resources or special information that Licensor may provide, or any of same services provided by outside providers who have offered such services to Licensees or occupants of the Shopping Center. Additionally, by signing this License, Licensee agrees to give Licensor the right to use photos of the Licensee's Assigned Location and their business in marketing materials provided by Licensor to others.

Additional Comments

A. Licensor agrees to give Licensee Right Of First Offer (ROFO) with regards to any other spirits for sale in temporary inline space during term of this agreement.

Licensor expects Licensee to operate all mall hours but understands Licensee is bound to only sell during OLCC approved times. E.g. 7am to 10pm.

If Eastside Distilling is unable to secure the proper permitting and licenses needed from the OLCC and the residing city within a timely manner, all leases will immediately become null and void with no financial obligation due by either party. Written documentation supporting such action will be submitted to the proper entities to insure all parties are represented fully within their legal rights.

PROJECT ID:S0075543

The parties have executed this License made the day and year first above written.

Licensee Eastside Distilling

/s/ Steven Earles	10-14-14
By	Date

CEO
Title

Licensor

CLACKAMAS MALL L.L.C., a Delaware limited liability company

By:
Authorized Signatory

Date of Fully Executed License Agreement:

If Licensee is a CORPORATION, an authorized officer must sign on behalf of the corporation and indicate the capacity in which he/she is signing. The License must be executed by the president or vice-president, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this License. Also, the appropriate corporate seal must be affixed.

PROJECT ID:S0075543

INDIVIDUAL GUARANTY

IN CONSIDERATION OF and as a material inducement to CLACKAMAS MALL L.L.C., a (the Licensor), executing the within license dated 10/10/2014 (which with all amendments is the License), with Eastside Distilling, d/b/a Eastside Distilling (the Licensee), for location identified as B103 in the Clackamas Town Center (the Shopping Center), and in further consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Licensor, the receipt and sufficiency of which is hereby acknowledged to the undersigned, Lenny Gotter, ***-**-5825, an individual whose residence is ; 1512 SE 7th Avenue, Portland, Oregon 97214(Guarantor) does hereby unconditionally covenant and agree with Licensor, its successors and assigns, that if default shall at any time under the License be made by Licensee, their successors and assigns, in the payment of any monthly installment of rent, or additional rent, or in the performance of any of the terms, covenants and conditions of the License, and if the default shall not have been cured within the time specified in the License for curing the same, then Guarantor will well and truly pay on demand in cash the monthly installment of rent and additional rent and cure such other default together with such costs and expenses (including without limitation any attorney fees) incurred by Licensor as a result of or arising out of the default for which Licensee, its successors and assigns are obligated to Licensor pursuant to the terms of the License.

THIS GUARANTY is an absolute and unconditional guaranty of payment and performance. It shall be enforceable against Guarantor, its successors and assigns without the necessity for any suit or proceedings by Licensor against Licensee, it successors and assigns, and without the necessity of any notice of non-payment, non-performance or non-observance or any notice of acceptance of this Guaranty or any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives. Guarantor agrees that the validity of this Guaranty and the obligations of Guarantor shall in no way be terminated, affected or impaired by reason of the assertion or the failure or delay to assert by Licensor against Licensee, or Licensee's successors and assigns, any of the rights or remedies reserved to Licensor pursuant to the provisions of this License. The single or partial exercise of any right, power or privilege under this Guaranty shall not preclude any other or the further exercise thereof or the exercise of any other right, power or privilege by Licensor. Should Licensor be obligated by any bankruptcy or other law to repay to Licensee or to Guarantor or to any trustee, receiver or other representative or either of them, any amounts previously paid to Licensor, its successors and assigns, this Guaranty shall be reinstated in the amount of such repayments.

THIS GUARANTY shall not be affected and the liability of the undersigned shall not be extinguished or diminished by any non-liability of Licensee under the License for any reason, including any defect or defense which may now or hereafter exist in favor of Licensee; or by any extensions, renewals, amendments, indulgences, modifications, transfers, or assignments in whole or in part of the License by Licensor, whether or not notice thereof is given to Guarantor. This Guaranty is of payment and not of collection; it is one of active performance and not one of suretyship for damages or otherwise. The liability of Guarantor is coextensive with that of Licensee and also joint and several.

LICENSOR'S ACCEPTANCE of a note or additional collateral of Licensee or of Guarantor shall not be the full cash payment or the active and primary performance required herein. This Guaranty is given in addition to all other guaranties that may pertain to Licensee's indebtedness, and is not subordinate to any other guaranties. Licensor's rights under all guaranties, including this Guaranty, shall be cumulative and independently enforceable. It shall not be a condition of the enforcement of this Guaranty that any other guaranties be resorted to by Licensor.

GUARANTOR REPRESENTS and warrants that:

(a)	It is not insolvent, and there are no limitations or prohibitions to the enforcement of this Guaranty; and
(b)	It is immediately benefited by the indebtedness.

AS A FURTHER inducement to Licensor to make and enter into the License and in consideration thereof, Licensor and Guarantor covenant and agree that in any action or proceeding brought on, under or by virtue of this Guaranty, Licensor and Guarantor shall and do hereby waive trial by jury. Without regard to principles of conflicts by laws, the validity, interpretation, performance and enforcement of this Guaranty shall be governed by and construed in accordance with the internal laws of the state in which the Shopping Center is located.

IF ANY PORTION or application of this Guaranty is invalid, unenforceable or illegal for any reason, the parties agree that such invalid, unenforceable or illegal portion or application shall not be deemed to affect the remainder or this Guaranty.

IN WITNESS WHEREOF, Guarantor acting herein in its own personal and individual capacity has executed this Guaranty this

_______________________ day of _________________________________, __________________.

WITNESS:	GUARANTOR:

Name (can be a Mall Employee)	Guarantor

Address (can be a Mall Address)

PROJECT ID:S0075543

Rules and Regulations for Demonstration, Sampling and Service Licenses

Aggressive selling tactics, such as employee(s) yelling out to customers or physically approaching customers are not allowed. Any selling tactic that causes a customer or potential customer to complain to Licensor shall be considered aggressive. Non-aggressive selling is allowed in the Selling Zone (hereinafter defined).'Selling Zone’ is defined as: (a) the zone within 2 feet of the actual unit for a Retail Merchandising Unit or cart (collectively 'RMU'); or (b) within the Assigned Location for a kiosk or inline space and within the 'Selling Zone', if any, shown on Exhibit A to the License Agreement. Licensor strictly prohibits approaching customers either verbally or Physically outside the Selling Zone, touching customers at any time without the customer's permission and/or verbally abusing customers in any manner. Demonstration or sampling of any product beyond the Selling Zone is strictly prohibited.

•	Licensee must stay within the Assigned Location and the Selling Zone.

•	Licensee may not approach a customer unless the customer first approaches the Licensee showing interest in learning more about the product. Only upon this expression of interest by the customer may Licensee ask customer if they would like to try Licensee's product.

•	Licensee may have a maximum of two employees at the RMU/Kiosk at any one time, unless otherwise specified in the License Agreement.

•	Licensee may not at any time yell at a customer or cause a disturbance to attract attention, such as, but not limited to, throwing the product or touching the customer in any manner.

•	If customers do agree to test the product, Licensee is responsible for ensuring that the customers stay within the Selling Zone and follow the guidelines herein.

•	If Licensee's product is found in Shopping Center or Common Area light fixtures, elevators, trees, planters, etc., or in another tenant's or licensee's space, Licensee will be responsible for the actual cost to remove the items and will be additionally liable for liquidated damages of $100 minimum for each such occurrence.

•	No flying demonstrations are allowed unless otherwise specifically allowed in the License Agreement. If so allowed and if Licensee demonstrates flying toys of any kind, the flying toy may not be flown higher than the top of the selling unit or beyond the Selling Zone. Exceptions may be proposed to Licensor, but are subject to Licensor's approval.

•	Licensee is responsible for ensuring all individuals in Licensee's employ are aware of the rules and regulations.

•	Licensee must have, at minimum, a 7-day 100% money back guarantee on unused products and a 30-day product return for either exchage or store credit on any used product. The return policy must be clearly posted at cash wrap/cash register area to be viewed by every customer purchasing product.

/s/ Steven Earles	Licensee' s Initials Here

•	Because of the difficulty in assessing actual costs for failure to abide by these rules, Licensor will bill Licensee $500 as liquidated damages for the first violation of these rules, $1,000 for the second violation and $1,500 for violations thereafter. Licensor may immediately terminate the License Agreement at any time after the third violation. If this fee is not paid by Licensee within 10 days, Licensor shall have the right to deduct such fee from the Security Deposit. Licensee agrees to replenish the Security Deposit within 30 days of Licensor's request to do so.

•	Licensor has the right to amend or add to these rules and regulations from time to time without Licensee's consent.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the dates written below.

Licensee:		Licensor:

By:	/s/ Steven Earles	By:
	Authorized Signatory		Authorized Signatory

Date	10-14-14	Date

PROJECT ID:S0075543